Exhibit 19.1.2
10B5-1 PLANS

Policy Owner:	Legal
Original Release:	December 2021
Last Update:	April 2023
As noted in the Securities Trading Policy, BuzzFeed, Inc. (the “Company”) allows Section 16 Officers to trade in our securities pursuant to a 10b5-1 Plan, which is a written plan for selling or purchasing a predetermined number of shares that is entered by a company insider into while that insider is not in possession of MNPI. Terms used but not defined herein will have the meanings given to them in the Securities Trading Policy.
WHO CAN ENTER INTO A 10B5-1 PLAN
Because Section 16 Officers are more likely than other Insiders to have access to MNPI, Section 16 Officers are required to trade pursuant to a 10b5-1 Plan. Any Insider can enter into a 10b5-1 plan, though it may not be warranted or necessary; please email corporatesecretarysoffice@buzzfeed.com if you have questions about whether a 10b5-1 Plan is right for you.
HOW DO I ADOPT OR MODIFY A 10B5-1 PLAN
10b5-1 Plans must be approved by our Chief Legal Officer (or in the case of the Chief Legal Officer, the Chief Financial Officer). If you are interested in adopting a 10b5-1 Plan, or modifying an existing 10b5-1 Plan, you should email corporatesecretarysoffice@buzzfeed.com; you will engage in a review process with the our Chief Legal Officer to ensure that:
●The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, this Policy and the Securities Trading Policy.
●You have certified to our Chief Legal Officer, in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted or modified, that (1) you are not in possession of MNPI, (2) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, (3) you are adopting or modifying the plan in good faith and not as part of a scheme to evade securities laws, and (4) the 10b5-1 Plan complies with the requirements of Rule 10b5-1. This certification may be made in an email to our Chief Legal Officer.
●The first trade under the 10b5-1 Plan as adopted or modified must incorporate a “cooling off” period as follows:
For Directors and Section 16 Officers adopting or modifying a plan, trading cannot begin until the later of (1) 90 days after plan adoption or modification; or (2) two business days following disclosure of the issued financial results for the fiscal quarter (via 10-Q or 10-K or 20-F) in which the 10b5-1 Plan was adopted or modified (but not to exceed 120 days in any case).
For other Insiders, trading cannot begin until 30 days after adoption or modification.
●You do not have more than one overlapping 10b5-1 Plan adopted at any point in time.

Exception: plans authorizing an agent to sell only enough securities as are necessary to satisfy tax
10B5-1 PLAN        1

Exhibit 19.1.2
withholding obligations arising exclusively from the vesting of a compensatory award (“sell-to-cover” 10b5-1 Plans), provided you are not permitted to exercise control over the timing of such sales.
●You do not have more than one single-trade plan in a consecutive 12-month period.
Exception: “sell-to-cover” 10b5-1 Plans, provided you are not permitted to exercise control over the timing of such sales.
●The 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period.
Approval of a 10b5-1 Plan by our Chief Legal Officer shall not be considered a determination by us or our Chief Legal Officer that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.
HOW DO I MODIFY OR CANCEL A 10B5-1 PLAN
Because the SEC views the modification of a 10b5-1 Plan to be the same as terminating an existing 10b5-1 Plan and entering into a new 10b5-1 Plan, the approval process for modifying or canceling a 10b5-1 Plan are similar to those for initially adopting the plan. Once you have an approved 10b5-1 Plan in place, you will need approval from our Chief Legal Officer if you want to make any changes to or cancel it.
Because making frequent changes to a 10b5-1 Plan may give the appearance that you are trading on MNPI under the guise of that Plan, modifications to, or cancellations of, a 10b5-1 Plan can only be made during a Trading Window (not during any Blackout Period) and when you are not in possession of MNPI.

10B5-1 PLAN        2